Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of LGL Systems Acquisition Corp. on Amendment 1 to Form S-4 (File No. 333-256129) of our report dated March 3, 2021, except for the merger agreement disclosed in Note 12 and for effects of the restatement discussed in Notes 2, 8, 9, 10, and 11, as to which the date is May 10, 2021, with respect to our audits of the financial statements of LGL Systems Acquisition Corp. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from April 30, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Houston, TX
July 1, 2021